Ex-.99(n)(ii)
POWERS OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose name appears below nominates, constitutes and appoints Bruce N. Alpert and Agnes Mullady as his true and lawful attorney-in-fact to execute and sign the Registration Statement on Form N-2 under the Securities Act of 1933 and the Investment Company Act of 1940 of The Gabelli Equity Trust Inc. (the “Fund”), and all amendments and supplements thereto, and to file with the Securities and Exchange Commission, and any other regulatory authority having jurisdiction over the offer and sale of shares of the Fund, par value $0.001 per share, any and all exhibits and other documents requisite in connection therewith, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done and about the premises as fully to all intents and purposes as the Directors themselves might or could do.
May 25, 2011

IN WITNESS WHEREOF, each of the undersigned Directors have hereunto set their hand on the date first written above.

/s/ Thomas E. Bratter	/s/ Arthur V. Ferrara

Thomas E. Bratter	Arthur V. Ferrara
Director	Director

/s/ Anthony J. Colavita	/s/ Anthony R. Pustorino

Anthony J. Colavita	Anthony R. Pustorino
Director	Director

/s/ James P. Conn	/s/ Salvatore J. Zizza

James P. Conn	Salvatore J. Zizza
Director	Director

/s/ Frank J. Fahrenkopf, Jr. Frank J. Fahrenkopf, Jr.
Director